UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 2, 2010

AJ Acquisition Corp V, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-138927
(Commission File Number)

27-1805188
(IRS Employer Identification No.)

Building No.35, No.1 Cui Zhu Street, High-tech Development Area,
Zhengzhou City, Henan Province, China
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (86) 371-67539696

195 Route 9 South, Suite 204, Manalapan, New Jersey, 07726
Phone: 732-409-1212
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 2, 2010, Congfu Li acquired a total of 99,000 shares of AJ Acquisition Corp. V, Inc., (the “Company”) from Gregg Jaclin and Richard Anslow, in a private transaction for total consideration of $40,000.  The funds used for this share purchase were Mr. Li’s personal funds.  After the acquisition, Mr. Li owns 99% of the issued and outstanding stock of the Company.

Also on September 2, 2010, Richard Anslow resigned as President and director of the Company.  To fill the vacancy created by Mr. Anslow’s resignation, Congfu Li was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and director.

Business Experience:

Mr. Li has experienced with a varied collection of business ventures as an entrepreneur, employee and management.  Most recently, Mr. Li has taken on entrepreneurial and advisory roles with business and associated involved in the processing of aluminum.  Since 2005 Mr. Li has acted as the Chairman and General Manager of Zhengzhou Aluminum Co., LTD. where he chairs board of director meetings and is in charge of the daily operations of the company.  Since 2008 Mr. Li has also acted as the Chairman and General Manager of Zhengshou Shensheng Aluminum Co., LTD. where he also chairs board of director meetings and is in charge of the daily operations of the company.

Since 2008, Mr. Li has also acted as the Chairman of the Henan Aluminum Processing Association as well as a standing director of the China Aluminum Processing Association where he attends conferences and activities held by the associations.

Our board of directors consists solely of Mr. Li.  There have been no transactions between the Company and Mr. Li since the Company’s last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AJ ACQUISITION CORP V, INC.

/s/ Congfu Li
Congfu Li
President

Date: September 7, 2010